As filed with the Securities and Exchange Commission on September 24, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Interpace Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	22-2919486
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Waterview Plaza,

Suite 310

2001 Route 46,

Parsippany, NJ 07054

(855) 776-6419

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas W. Burnell

President, Chief Executive Officer,

Chairman of the Board

Interpace Biosciences, Inc.

Waterview Plaza,

Suite 310

2001 Route 46

Parsippany, NJ 07054

(855) 776-6419

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Merrill M. Kraines, Esq. Todd Kornfeld, Esq. McDermott Will & Schulte LLP One Vanderbilt Avenue New York, NY 10017 (212) 547-5616	Jonathan R. Zimmerman, Esq. Griffin D. Foster, Esq. Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402, USA (612) 766-8419

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2026

PRELIMINARY PROSPECTUS

$20,000,000

Interpace Biosciences, Inc.

Common Stock

Interpace Biosciences, Inc. (the “Company,” “Interpace,” the “Registrant,” “we,” “our” or “us”) is offering $20,000,000 of common stock, $0.01 par value per share. The last reported sale price of our common stock on the OTCID tier operated by OTC Markets Group Inc. (the “OTCID”) on September 22, 2026 was $6.47 per share. The public offering price per share will be determined between the underwriter and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and may be at a discount to the current market price. The recent market price used throughout this prospectus may not be indicative of the final public offering price.

This is a firm commitment underwritten offering.

There is currently a limited public trading market for our common stock. Our common stock is quoted on the OTCID under the symbol “IDXG” (“IDXGD” for 20 trading days from and including the date of the Reverse Split (as defined below)). In connection with this offering, we have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “IDXG”. We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq, and the closing of this offering is contingent upon receiving conditional approval from Nasdaq of such listing. No assurance can be given that our listing application will be approved or, if we receive approval, that a trading market will develop or be sustained. The sale prices of our common stock on the OTCID may not be indicative of the prices of our common stock when traded on Nasdaq. If our listing application is not approved, we will not consummate this offering.

We are a “smaller reporting company” as defined under federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses(2)	$	$

(1)	We have agreed to reimburse the underwriter for certain expenses. See “Underwriting” on page 24 for additional information regarding underwriting compensation.

(2)	We have also granted Lake Street Capital Markets, LLC, who is acting as the underwriter, an option to purchase up to an additional $3,000,000 of common stock from us to cover over-allotments. The underwriter may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus.

On August 20, 2026, our Board of Directors approved a reverse stock split of the Company’s outstanding common stock at a ratio of one-for-five shares, and which was effected as of 12:01 a.m. Eastern Time on August 27, 2026. All share and per share numbers in this prospectus give effect to the reverse stock split unless otherwise stated; however, documents incorporated by reference into this prospectus that were filed prior to August 27, 2026 do not give effect to the reverse stock split, unless otherwise stated.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” starting on page 12 and elsewhere in this prospectus and the documents incorporated herein by reference for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock to the purchasers on or about                                , 2026.

Lake Street

The date of this prospectus is                                , 2026

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Neither we nor the underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, the documents incorporated by reference herein, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, the documents incorporated by reference herein, or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

Unless the context otherwise indicates, references in this prospectus to “Company,” “Interpace,” the “Registrant,” “we,” “our” and “us” refer, collectively to Interpace Biosciences, Inc., a Delaware corporation, and its consolidated subsidiaries.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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MARKET AND INDUSTRY DATA

Information contained in this prospectus concerning the market and the industry in which we compete, including our market position, general expectations of market opportunity and market size, is based on information from various third party sources, assumptions made by us based on such sources and our knowledge of the markets for our services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. We are ultimately responsible for all disclosure included in this prospectus.

The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in our most recent Annual Report on Form 10-K in the section entitled “Risk Factors – Risks Related to Our Business and – Risks Related to our Clinical Services” and elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “can have”, “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “likely” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions or the negatives thereof or other comparable words and expressions regarding beliefs, plans, expectations or intentions regarding the future may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are only predictions and are not guarantees of future performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. These predictions are also affected by known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking statement. Many of these factors are beyond our ability to control or predict. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. Such factors include, but are not limited to, the following:

● our expectations of future revenues, expenditures, capital or other funding requirements;

● our reliance on Medicare reimbursement for our clinical services and our being able to successfully maintain profitability as a result of the decisions of the Center for Medicare and Medicaid Services (“CMS”) to cease reimbursement coverage of our PancraGEN® test on April 24, 2025 which resulted in specimens for first-line fluid chemistry and PancraGEN® testing not being accepted by the Company after May 2, 2025;

● our dependence on sales and reimbursements from our clinical services for all of our revenue;

● our reliance on sales of our molecular diagnostic tests for thyroid cancer, ThyGeNEXT® and ThyraMIR®v2, following the loss of reimbursement for and resulting discontinuance of PancraGEN®, our pancreatic cancer test;

● our ability to continue to generate sufficient revenue from our clinical service products and other products and/or solutions that we develop in the future is important for our ability to meet our financial and other targets;

● our ability to finance our business on acceptable terms in the future, which may limit the ability to grow our business, develop and commercialize products and services, and develop and commercialize new molecular clinical service solutions and technologies;

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● our dependence on third parties for the supply of some of the materials used in our clinical services tests;

● the potential adverse impact of current and future laws, licensing requirements and governmental regulations upon our business operations, including but not limited to the evolving U.S. regulatory environment related to laboratory developed tests (“LDTs”), pricing of our tests and services and patient access limitations;

● our reliance on our sales and marketing activities for future business growth and our ability to continue to expand our sales and marketing activities;

● our being subject to the controlling interests of our two private equity investors who control an aggregate of approximately 79% of our outstanding shares of common stock prior to this offering and this concentration of ownership may have a substantial influence on our decisions;

● the delisting of our common stock from Nasdaq, the removal of our common stock from trading on the OTCQX on August 18, 2025 and the subsequent trading of our common stock on the OTCID has adversely affected and may continue to adversely affect our common stock and business and financial condition;

● our ability to obtain clinical evidence demonstrating to both customers and payers our molecular diagnostic test’s clinical relevance and value;

● our ability to successfully develop or commercialize a new molecular test for assessing the risk of pancreatic cyst and Barrett’s Esophagus progression to cancer;

● our ability to implement our business strategy; and

● the potential impact of future contingent liabilities on our financial condition.

These forward-looking statements are based on information available to us at the time of this prospectus or the documents incorporated by reference herein and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements, including those set forth in this prospectus in the section entitled “Risk Factors” and in our periodic filings with the SEC, including our most recent annual report on Form 10-K. Our SEC filings are available publicly on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement. Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. Before investing in our common stock, you should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” as well as the documents incorporated herein by reference. You should also carefully read our consolidated financial statements and the related notes herein, as well as the exhibits to the registration statement of which this prospectus forms a part. Unless the context otherwise requires, the terms “Interpace,” the “Company,” the “Registrant,” “we,” “us,” “our” and similar references in this prospectus refer to Interpace Biosciences, Inc.

Overview

We are a company that provides esoteric molecular diagnostic testing and pathology services to aid physicians in their evaluation of cancer risk in patients with indeterminate biopsies and a perceived risk of cancer from clinical features. We develop and commercialize genomic tests that can personalize medicine to help improve patient diagnosis and management. Due to the decision of CMS to cease reimbursement coverage of our PancraGEN® test for assessing the risk of pancreatic cyst progression to cancer on April 24, 2025 which resulted in specimens for first-line fluid chemistry and PancraGEN® testing not being accepted by the Company after May 2, 2025, we are currently concentrating our efforts on our molecular diagnostic tests for thyroid cancer, ThyGeNEXT® and ThyraMIR®v2.

Our clinical services’ customers consist primarily of physicians, hospitals, cancer centers, commercial laboratories, pathology groups and clinics. Our largest customer in 2025 and the first half of 2026 for ThyGeNEXT® and ThyraMIR®v2 was Laboratory Corporation of America® or LabCorp. Our revenue channels include reimbursement by Medicare, Medicare Advantage, Medicaid and direct client billings (for example, hospitals and clinics), and commercial payers such as Blue Cross® Blue Shield®, Aetna®, Cigna®, United Healthcare® and others.

We are developing a new molecular diagnostic test for assessing the risk of pancreatic cyst progression to cancer, distinct from our prior pancreatic test. Our prior pancreatic test (PancraGen®) was discontinued as a result of a loss of reimbursement by Medicare, Medicare Advantage and Medicaid. We believe that the development process will take approximately 12-24 months, is subject to significant uncertainties, and there can be no assurance that the test will be successfully developed or commercialized or generate revenue on any particular timeline, or at all. Before the new test is launched, a positive determination of reimbursement from CMS must be obtained. The timing of such determination is unknown and such positive reimbursement determination may never be obtained. In order to obtain reimbursement from Medicare, Medicare Advantage, Medicaid and private insurers, we will need to prove medical necessity for such test and demonstrate that the results of such test directly influence treatment and patient management, including clinical decisions. Without such reimbursement, we will be unable to commercialize such test.

We are also in the early stages of developing a new molecular diagnostic test, based on an earlier uncommercialized test, for assessing the risk of Barrett’s Esophagus progression to cancer. There can be no assurance that development of this product will ever begin, and if begun, will ever be completed or be successful. It is unlikely that such a test would be launched before 2030, if at all.

Market Overview

Global Molecular Diagnostic Market

The global esoteric molecular diagnostics market, valued at $29.6 billion U.S. dollars (“USD”) in 2025, is projected to grow to $32.6 billion (USD) in 2026 and to $75.9 billion (USD) by 2034, exhibiting a Compound Annual Growth rate, or CAGR, of 11.1% during the forecast period, according to Fortune Business Insights™ (Report ID: FBI108868, Updated January 2026).

We believe that the specialty molecular diagnostics market offers significant growth and strong patient value given the substantial opportunity it affords to lower healthcare costs by helping to reduce unnecessary surgeries. We are keenly focused on growing our test volumes; securing additional insurance coverage and reimbursement; maintaining and growing our current reimbursement; supporting revenue growth for our molecular diagnostic tests; and expanding our business by developing and promoting synergistic products in our markets.

United States Clinical Oncology Market

Despite many advances in the treatment of cancer, it remains one of the greatest areas of unmet medical need. The American Cancer Society annually estimates new cancer cases and deaths within the United States (USD). In 2026, there will be an estimated 2.1 million new cancer cases and more than 626,000 cancer deaths, corresponding to about 1,700 deaths per day.

In the United States, cancer remains one of the most significant causes of mortality, ranking second overall and representing the primary cause of death for individuals under the age of 85. Over the course of a lifetime, roughly one in three men and one in three women will be diagnosed with an invasive cancer. While cancer continues to be diagnosed most frequently in adults aged 65 and older, a growing share of cases now occurs in younger populations. Nearly three in ten diagnoses arise in individuals between 50 and 64 years of age, and approximately one in eight occur in people younger than 50.

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The incidence, deaths and economic loss caused by cancer are staggering. Cancer-attributed medical care costs in the US are substantial and projected to increase dramatically by 2030 to an estimated $246 billion (USD). The following table adapted from the American Cancer Society (Cancer Facts & Figures 2026) shows estimated new cases and deaths in 2026 in the United States for selected major cancer types:

Cancer Type	Estimated New Cases	Estimated Deaths
Bladder	84,530	17,870
Breast	324,580	42,670
Colon and Rectal (Combined)	158,850	55,230
Kidney (and Renal Pelvis)	80,450	15,160
Leukemia (All Type)	67,790	23,910
Liver and Intrahepatic Bile Duct	42,340	30,980
Lung (Including Bronchus)	229,410	124,990
Melanoma	112,000	8,510
Non-Hodgkin’s Lymphoma	79,320	19,970
Pancreatic	67,530	52,740
Prostate	333,830	36,320
Thyroid	45,240	2,320

Source: American Cancer Society. Cancer Facts & Figures 2026. Atlanta: American Cancer Society; 2026.

Our Strategy

Our primary goal is to drive strong growth while becoming a leader in providing high-quality and dependable personalized medicine. Our strategy is to grow our business organically and by selectively partnering—which could potentially include licensing, acquisitions or mergers, to generate positive returns for our stockholders. We expect to continue to further develop our existing endocrine assays and to also expand our presence in other markets where we have expertise and access. Our existing customer base and broad-based capabilities provide us a unique window not only into our current customers’ needs but also permit us to anticipate their future needs. Given the loss of CMS reimbursement for PancraGEN®, which we discontinued in May 2025, we are adapting our strategy to mitigate the impact and continue to drive growth.

The key tactics to achieve our goals include:

●	Expanding awareness and use of our existing commercial products, ThyGeNEXT® and ThyraMIR®v2 through omnichannel marketing programs;

●	Implementation of automation and focus on improved operating efficiencies in the clinical laboratories to provide consistent superior quality testing and reporting at reduced costs;

●	Broadening coverage and reimbursement for our clinical tests including:

◌	Continuing support of an internal managed care team;
◌	Utilizing Key Opinion Leaders to educate on the validity and utility of our testing services; and
◌	Establishing payer relationships and in-network contracts serving our diagnostic customers.

●	Developing new molecular diagnostic tests for assessing the risk of pancreatic cyst progression and Barrett’s Esophagus to cancer;

●	Expanding our commercial sales staff rationally, while supporting our products with high-quality data and studies;

●	Exploring partnering or other opportunities to acquire new technologies and products; and

●	Expanding understanding and utilization of our bioinformatics data to improve our assays and elevate scientific understanding of the genetic drivers of cancer progression and aggressiveness.

Additionally, we intend to focus on diversifying our product portfolio and exploring new revenue streams. This includes investing in research and development to bring innovative diagnostic solutions to market and strengthening our relationships with commercial payers to ensure broader coverage for our tests.

Our Service Offerings

Our business is based on the increasing clinician demand for molecular- and biomarker-based characterization of cancers to help inform patient management decisions.

Molecular-based testing often produces higher value and more accurate cancer diagnostic information than traditional clinical assessments and non-genetic diagnostic methods. Our proprietary and unique disease-focused esoteric tests aim to provide actionable information that can guide patient management decisions, potentially resulting in decreased costs.

We continue to pursue the strategy of trying to demonstrate increased value and efficacy with payers who wish to contain costs and academic collaborators seeking to develop new insights and treatments.

We aim to provide physicians and patients with diagnostic options for detecting genomic and other molecular alterations that are associated with endocrine, pancreatic, and potentially other cancers. Our clinical services’ customers consist primarily of physicians, hospitals and clinics.

Clinical Services

Our clinical services business commercializes clinically useful molecular diagnostic tests and molecular pathology services. We commercialize esoteric diagnostic tests that are principally focused on risk-stratification of cancer to help personalize medicine and improve patient diagnosis and management. Our current tests and services provide pathological, mutational and epigenetic analysis of fine-needle aspiration (“FNA”) biopsies derived from thyroid nodules, with the goal of better informing surgery or surveillance treatment decisions in patients suspected of thyroid cancer. The molecular diagnostic tests we offer enable healthcare providers to stratify cancer risk, helping to avoid unnecessary surgical treatment in patients at low risk, while also helping to identify patients that would benefit from a consideration of surgical intervention.

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Our mission is to assist healthcare providers in the diagnosis, triage, and treatment of patients through advanced diagnostics. Our laboratory is licensed pursuant to federal law under the Clinical Laboratory Improvement Amendments of 1988 (CLIA) and is accredited by the College of American Pathologists (CAP) and our products are approved by New York State. We are leveraging our laboratory to refine and commercialize our assays and products. We aim to provide physicians and patients with diagnostic options for detecting genomic and other molecular alterations that are associated with endocrine cancer. Our customers consist primarily of physicians, hospitals, and clinics.

Endocrine Cancer Products

We currently market and sell a combination testing platform that can inform cancer risk in indeterminate thyroid nodules—those that are not clearly malignant or benign by cytology. ThyGeNEXT® is a next generation DNA and RNA sequencing oncogene and mRNA fusion panel. The markers within the ThyGeNEXT® oncogene panel provide clinical utility by informing diagnosis, prognosis, and targeted treatment guidance aligned to FDA-approved therapies for RET, NTRK, and other markers found within the panel. The ThyGeNEXT® assay evaluates the most common mutations associated with thyroid cancer. The results of this mutational analysis are then combined with the results of our unique microRNA-based endocrine cancer diagnostic test, ThyraMIR®v2.

The algorithmic and pairwise expression microRNA analysis of ThyraMIR®v2 refines malignancy risk and can also inform malignancy risk in the absence of an identified mutation within the mutational analysis. MicroRNAs are integral to cellular regulation. The eleven distinct microRNAs within ThyraMIR®v2 assess both major and minor signaling pathways associated with thyroid cancer, such as MAPK, AKT, PI3K, ERK, and Wnt/β-Catenin. Collectively, the assessed microRNAs within the assay provide insight into multiple thyroid cancer–associated pathways encompassing more than 600 genes and potentially up to thousands more. The combined analysis provided by the ThyGeNEXT® and ThyraMIR®v2 testing platform, provides very high-performance metrics and narrow malignancy risk ranges to help guide patient management decision-making and is used in 93% of our patients.

ThyGeNEXT® when used in conjunction with ThyraMIR®v2 has a 99% NPV and a 94% PPV (30% disease prevalence). “NPV” reflects negative predictive value, the probability that a nodule with a negative test result is truly benign. “PPV” reflects positive predictive value, the probability that a nodule with a positive test result is truly malignant.

We estimate the total U.S. market for our endocrine (thyroid) cancer assays is approximately $300 million (USD) annually based on the current size of the patient population, estimated numbers of indeterminate biopsies and reimbursement rates. We estimate our market share in such market in the U.S. to be approximately 20% with our two largest competitors having 45% and 30% of the estimated market share respectively.

The mutational analysis provided by ThyGeNEXT® can help inform treatment alone when strong driver BRAF V600E-like mutations are found. However, reflex to ThyraMIR®v2 occurs approximately 85% of the time to provide a greater understanding of malignancy risk and is especially helpful when weaker drivers of malignancy, such as RAS-like mutations, are found.

Endocrinologists, ear, nose and throat (“ENT”), and other specialists evaluate thyroid nodules for possible cancer by collecting cells through FNA biopsies that are then analyzed by cytopathologists to determine whether or not a thyroid nodule is cancerous. It is estimated that approximately 20% to 30% or well over 100,000 biopsies analyzed annually yield indeterminate results, meaning they cannot be diagnosed as definitely being malignant or benign by cytopathology alone. In the past, guidelines recommended that some patients with indeterminate cytopathology results undergo surgery to remove all or part of their thyroid to obtain an accurate diagnosis by looking directly at the thyroid tissue. According to a study published by Wang, et al. in 2011, in approximately 77% of these cases, the thyroid nodule proved to be benign. Current practice and guidelines, such as those from the American Thyroid Association (ATA), support use of molecular analysis for nodules with indeterminate cytology results as this testing can prove beneficial to further characterize these lesions and help support optimal patient management.

ThyGeNEXT® + ThyraMIR®v2 continue to demonstrate their strength in providing a solid foundation for continued growth, profitability, and Company expansion into other product offerings.

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Thyroid Market

Published estimates of annual U.S. thyroid fine-needle aspiration (FNA) volume have historically ranged from approximately 525,000 to 600,000 procedures, and reported indeterminate rates ranging from approximately 20% to 30%.

Thyroid Diagnostics Business – Historical Pro Forma Summary

The following table provides historical pro-forma financial information as if the Company was only a thyroid diagnostics business for the periods presented. The Company stopped accepting specimens for PancraGEN® testing after May 2, 2025 and the below chart reflects the exclusion of revenue and related costs from PancraGen®.

ThyGeNEXT + ThyraMIRv2 ProForma Analysis 2022 - 2025

(in millions, except volume in thousands)

	2022	2023	2024	2025

Volume	25.2	27.7	32.0	36.2

Revenue	$20.3	$26.6	$31.0	$34.8

Gross Profit	$10.9	$15.3	$18.1	$21.2

EBIT*	$(5.5)	$(1.1)	$1.7	$3.1

Adjusted EBITDA**	$(4.9)	$(0.5)	$2.3	$4.4

Revenue growth for ThyGeNEXT® and ThyraMIR®v2 represents a 19.7% compounded annual growth rate from 2022 to 2025.

* EBIT is equal to the operating income or loss generated by the thyroid-only business.

** Adjusted EBITDA is a non-GAAP financial metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, non-cash stock-based compensation, interest and taxes, and other non-cash and non-recurring expenses.

The following table shows the reconciliation from EBIT to adjusted EBITDA for the years presented.

Adjusted EBITDA Reconciliation

(in millions)

	2022	2023	2024	2025

EBIT	$(5.5)	$(1.1)	$1.7	$3.1

Depreciation/Amortization	$0.3	$0.3	$0.3	$0.4

Stock Compensation	$0.3	$0.3	$0.3	$-

Other	$-	$-	$-	$0.9

Adjusted EBITDA	$(4.9)	$(0.5)	$2.3	$4.4

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Reimbursement

The following table sets forth the Company’s thyroid reimbursement breakdown for 2025.

	2025
Payer	% of Volume	2025 ASP
Medicare	12%	$3,746

Medicare Advantage	10%	$2,663

Medicaid*	3%	$482

Commercial	36%	$1,620

Client**	39%	$2,096

* Includes Medicaid and Managed Medicaid

** Represents client and patient payer groups

“ASP” means average sale price.

Products Under Development

Pancreatic Cyst

We are developing a new molecular diagnostic test for assessing the risk of pancreatic cyst progression to cancer, distinct from our prior pancreatic test. Our prior pancreatic test (PancraGen®) was discontinued as a result of a loss of reimbursement by Medicare. As part of this development process, we are seeking to extend the next-generation sequencing and microRNA technology platforms behind ThyGeNEXT® and ThyraMIR®v2 into pancreatic cancer. The program design includes an extensive genomic panel and proprietary microRNA classification aligned with National Comprehensive Cancer Network (NCCN) guidelines. Together, these technologies are intended to provide decision-making support to clinicians, including medical oncologists, for pancreatic cancer detection, classification and neoadjuvant treatment selection. Analytical validation of the panel design is underway, with clinical validation and utility studies planned across 2026 and 2027, and reimbursement and launch activities to follow. This new product is in development, not yet available for clinical use, and has not been cleared or approved by, and is not subject to clearance or approval by, the U.S. Food and Drug Administration. We estimate the potential market for this product at approximately $500 million which is based on an estimated patient population of approximately 800,000 and approximately 30% of those are referred to a gastroenterologist for an endoscopic ultrasound-guided fine-needle aspiration (EUS-FNA) procedure. The development process is subject to significant uncertainties, and there can be no assurance that the test will be successfully developed or commercialized or generate revenue on any particular timeline, or at all. In order to obtain reimbursement from Medicare, Medicare Advantage, Medicaid and private insurers, we will need to prove medical necessity for such test and demonstrate that the results of such test directly influence treatment and patient management, including clinical decisions. Without such reimbursement, we will be unable to commercialize such test.

Barrett’s Esophagus

We are currently in the early planning stages of potentially applying the aforementioned technology to Barrett’s Esophagus cancer risk-stratification. There can be no assurance that development of this product will ever begin, and if begun, will ever be completed or be successful. We estimate the potential market for this product at approximately $1 billion based on Company estimates and on a current assumed U.S. adult population over the age of 50 of approximately 125 million of which approximately 2% will develop Barrett’s Esophagus. However, it is unlikely that such a test would be launched before 2030, if at all.

9

Recent Developments

Reverse Stock Split

At our annual meeting of stockholders on August 20, 2026 (the “Annual Meeting”), our stockholders granted discretionary authority to our Board of Directors (the “Board”) to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock within a range of one-for-two to one-for-ten, with the exact ratio, if any, to be determined by our Board of Directors thereof without further approval or authorization of our stockholders and with the reverse stock split to be implemented not later than one (1) year after stockholder approval. On August 20, 2026, our Board approved the reverse stock split at a ratio of 1-for-5. On August 25, 2026, we filed a certificate of amendment (the “Amendment”) to our Certificate of Incorporation with the Secretary of State of the State of Delaware (as amended, the “Amended and Restated Certificate of Incorporation”), to effectuate a 1-for-5 reverse stock split (the “Reverse Split”) of our common stock without any change to its par value or the number of authorized shares of common stock. The Amendment became effective on August 27, 2026. No fractional shares were issued in connection with the Reverse Split, as all fractional shares were rounded up to the next whole share. Unless otherwise stated, all share and per share amounts of our common stock included in this prospectus have been adjusted to give effect to the Reverse Split to all periods presented; however, documents incorporated by reference into this prospectus that were filed prior to August 27, 2026 do not give effect to the reverse stock split, unless otherwise stated.

Corporate Information

We were originally incorporated in New Jersey in 1986 and began commercial operations as PDI, Inc., a contract sales organization or CSO, in 1987. In connection with PDI, Inc.’s initial public offering, it reincorporated in Delaware in 1998. In 2015 the CSO business and assets were sold, and we continued to operate our molecular diagnostics business as Interpace Diagnostics Group, Inc. (IDXG) (“IDXGD” for 20 trading days from and including the date of the Reverse Split). We conduct our business through our wholly-owned subsidiaries, Interpace Diagnostics, LLC, which was formed in Delaware in 2013 and Interpace Diagnostics Corporation (formerly known as RedPath Integrated Pathology, Inc.), which was formed in Delaware in 2007. On November 12, 2019, we changed the name of Interpace Diagnostics Group, Inc. to Interpace Biosciences, Inc. Our executive offices are located at Waterview Plaza, Suite 310, 2001 Route 46, Parsippany, New Jersey 07054. Our telephone number is (855) 776-6419.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our annual reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

10

THE OFFERING

Common stock offered by us	$20,000,000 of common stock.

Common stock to be outstanding immediately after this offering	shares ( shares if the underwriter exercises its option to purchase additional shares in full).

Over-allotment option	The underwriter has an option for a period of 30 days to acquire up to an additional $3,000,000 of common stock at the public offering price, less the underwriting discount, solely for the purpose of covering over-allotments, if any.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $17.8 million, or approximately $20.6 million if the underwriter exercises its over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital, capital expenditure and general corporate purposes. We may use a portion of the net proceeds from this offering for the development of a new test to assess the risk of pancreatic cyst and Barrett’s Esophagus progression to cancer. Additionally, we may use a portion of the net proceeds from this offering to in-license, acquire or invest in complementary businesses, technologies, products or assets. However, we have no commitments to use the net proceeds from this offering for any such acquisitions or investments at this time. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Dividend Policy

The Company has never declared any cash dividends on its common stock. The Company currently intends to use all available funds and any future earnings for use in financing the growth of its business and does not anticipate paying any cash dividends for the foreseeable future. See “Market Information for Common Stock and Dividend Policy.”

Trading Symbol

We have applied to list our common stock on Nasdaq under the symbol “IDXG” upon our satisfaction of Nasdaq’s initial listing criteria. The closing of this offering is contingent upon receiving conditional approval from Nasdaq of such listing. Our common stock is currently quoted on the OTCID under the symbol “IDXG” (“IDXGD” for 20 trading days from and including the date of the Reverse Split).

Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular the specific factors set forth in the “Risk Factors” section beginning on page 12 of this prospectus before deciding whether or not to invest in the Company’s common stock.

Lock-ups	We and our directors, officers and principal stockholders have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 90 days after the date of this prospectus. See “Underwriting” section on page 24.

The number of shares of common stock to be outstanding after this offering is based on 5,901,962 shares of our common stock outstanding as of September 22, 2026, and excludes:

●	49,244 shares issuable under our 2019 Equity Incentive Plan (including 10,134 shares under the 2004 Stock Award and Incentive Plan) upon the exercise of outstanding stock options, with a weighted average exercise price of $36.49;
●	1,666 shares issuable under our 2019 Equity Incentive Plan upon the settlement of outstanding restricted stock units;
●	318,554 shares issuable under our 2026 Equity Incentive Plan upon the exercise of outstanding stock options with a weighted average exercise price of $10.10;
●	138,501 shares issuable under our 2026 Equity Incentive Plan upon the settlement of outstanding restricted stock units;
●	1,884 shares reserved for future issuance under the 2026 Equity Incentive Plan; and
●	200,000 shares reserved for future issuance under the 2026 Employee Stock Purchase Plan.

11

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the risks discussed under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K which are incorporated by reference herein, together with other information in this prospectus and the documents incorporated by reference herein and in any free writing prospectus that we have authorized for use in connection with this offering. The occurrence of any of the events or developments described below, in the documents incorporated by reference and in any free writing prospectuses could materially and adversely affect our business, financial condition, results of operations and prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Some of the statements in the risk factors constitute forward-looking statements. Please see the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Reverse Split:

Even though we effected the Reverse Split of our common stock, we cannot assure you that the market price of our common stock will remain high enough for such Reverse Split to have the intended effect of complying with Nasdaq’s minimum bid price requirement.

In connection with and prior to this offering and the proposed uplist of our common stock to Nasdaq, we effected the Reverse Split with the primary purpose to allow us to meet Nasdaq’s minimum bid price requirement. There can be no assurance that the market price of our common stock following the Reverse Split will remain at the level required for compliance with that requirement. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and thus jeopardize our ability to meet or maintain Nasdaq’s minimum bid price requirement. In addition, there is no assurance that, if we are able to uplist to Nasdaq, we will be able to continue to satisfy all required Nasdaq continued listing requirements, and any such failure could result in our delisting from Nasdaq.

The Reverse Split may decrease the liquidity of the shares of our common stock and the resulting market price of our common stock may not attract or satisfy the investing requirements of new investors, including institutional investors.

The liquidity of the shares of our common stock may be affected adversely by the Reverse Split given the reduced number of shares outstanding following the Reverse Split. Additionally, the Reverse Split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty affecting such sales. Moreover, there can be no assurance that the Reverse Split will result in a share price that will attract new investors, including institutional investors, and there can be no assurance that the market price of our common stock will satisfy the investing requirements of these investors. Consequently, the trading liquidity of our common stock may not necessarily improve as a result of the Reverse Split.

The market price of our common stock will also be based on and may be adversely affected by our performance, financial results, market conditions, the market’s perception of our business and other factors which are unrelated to the number of shares outstanding. As a result, there can be no assurance that the Reverse Split will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Split or that the market price of the common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of common stock after the Reverse Split will increase in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Split. In addition, the Reverse Split may not result in a market price per share that will attract certain segments of the institutional investor community and the investing public that previously refrained from investing in us because of the low market price of common stock. The percentage decline in the market price of our common stock, as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split.

The effective increase in the number of shares of our common stock available for issuance as a result of the Reverse Split may result in further dilution to our existing stockholders and have anti-takeover implications.

The Reverse Split alone had no effect on our authorized capital stock, and the total number of authorized shares remains the same as before the Reverse Split. The Reverse Split of our issued and outstanding shares increased the number of shares of our common stock available for issuance. The additional available shares are available for issuance from time to time at the discretion of the Company’s Board of Directors when opportunities arise, without further stockholder action or the related delays and expenses, except as may be required for a particular transaction by law, the rules of any exchange on which our securities may then be listed, or other agreements or restrictions. Any issuance of additional shares of our common stock would increase the number of outstanding shares of our common stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. In addition, any such issuance of additional shares of our common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of our common stock.

Additionally, the effective increase in the number of authorized shares could, under certain circumstances, have anti-takeover implications. For example, the additional shares of common stock that have become available for issuance could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. Although our Reverse Split is prompted by other considerations and not by the threat of any hostile takeover attempt, stockholders should be aware that our Reverse Split could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

12

Risks Related to this Offering:

The public offering price will be set by our Board of Directors in consultation with the underwriter and does not necessarily indicate the actual or market value of our common stock.

Our Board of Directors will approve the public offering price and other terms of this offering after consultation with the underwriter and after considering, among other things: the number of shares authorized in our Amended and Restated Certificate of Incorporation; the current market price of our common stock; trading prices of our common stock over time; the volatility of our common stock; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; the characteristics of interested investors; and market and economic conditions at the time of the offering. The public offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The public offering price may not be indicative of the fair value of the common stock.

Purchasers of common stock in this offering will experience immediate dilution in the net tangible book value of their investment.

Since the public offering price of our common stock in this offering is higher than the net tangible book value per share of our outstanding common stock outstanding prior to this offering, you will suffer dilution in the book value of the common stock you purchase in this offering. The shares of common stock sold in this offering, if any, will be sold from time to time at various prices. After giving effect to the sale of our common stock in the aggregate offering amount of $20.0 million at an assumed offering price of $6.47 per share, which is equal to the last reported sale price of our common stock on the OTCID on September 22, 2026, and after deducting estimated offering commissions and expenses payable by us, you would suffer immediate dilution of $2.01 per share in the net tangible book value of the common stock. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

A substantial number of shares of common stock may be sold in the market following this offering and the expiration of any related lock-up agreement, which may depress the market price for our common stock.

Prior to this offering, approximately 79% of our common stock was held by two private equity funds. While such funds have registration rights, such common stock is not currently registered and is subject to resale limitations under Securities Act Rule 144. Subsequent to this offering and the expiration of their respective lock-up agreements on        , 2026, such funds may sell a substantial number of shares of our common stock in the public market, which could cause the market price of our common stock to decline.

If you purchase our common stock in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

We may offer and issue additional shares of our common stock or other equity or convertible debt securities in order to raise additional capital. Future equity offerings or other equity issuances may be at a price per share that is less than the price per share paid by investors in this offering. Future investors in such offerings may have rights superior to existing stockholders, and the price per share at which we sell additional shares of common stock or other equity or convertible debt securities in future transactions may be at a higher or lower price per share than the price per share in this offering.

We have broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently expect to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes. However, our use of these net proceeds may differ substantially from our current plans. If we do not invest or apply the net proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

13

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $17.8 million (or approximately $20.6 million if the underwriter exercises in full its option to purchase additional shares of common stock), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for working capital, capital expenditures and other general corporate purposes. We may use a portion of the net proceeds of this offering for the development of a new test to assess the risk of pancreatic cyst and Barrett’s Esophagus progression to cancer. We may also use a portion of the net proceeds from this offering to in-license, acquire or invest in complementary businesses, technologies, products or assets. Although we currently have no agreements, commitments or obligations to do so, we evaluate such opportunities and engage in related discussions with third parties from time to time.

Each $1.00 increase or decrease in the assumed public offering price of $6.47 per share, the last reported sale price per share of our common stock on the OTCID on September 22, 2026, would increase or decrease the net proceeds to us from this offering by $2.9 million, assuming that the number of shares of common stock offered by us remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares of common stock offered by us, would increase or decrease the net proceeds to us by $6.1 million, assuming the assumed public offering price per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

14

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is currently quoted on the OTCID under the symbol “IDXG” (“IDXGD” for 20 trading days from and including the date of the Reverse Split). In connection with this offering, we have applied to list our common stock on Nasdaq under the symbol “IDXG.” We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq, and the closing of this offering is contingent upon receiving conditional approval from Nasdaq of such listing. No assurance can be given that our listing application will be approved or, if we receive approval, that a trading market will develop or be sustained. The sale prices of our common stock on the OTCID may not be indicative of the price of our common stock when traded on Nasdaq. Unlike Nasdaq, the OTCID is not registered as an “exchange” pursuant to the Exchange Act. OTCID is part of a SEC-registered electronic interdealer quotation system that displays quotes from broker-dealers, sales volume, trade execution prices and other information. OTCID is a significantly more limited market than Nasdaq and our trading volume on OTCID is limited. If our listing application with Nasdaq is not approved, we will not consummate this offering.

As of September 22, 2026, we had approximately 5,901,962 shares of common stock issued and outstanding held of record by approximately 180 holders of record. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial owners of our common stock represented by these record holders.

Dividends

We have never declared or paid cash dividends on our common stock. We intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

15

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026 as follows:

●	on an actual basis;

●	on an adjusted basis, including 360,114 shares issued upon the settlement of restricted stock units that vested on August 20, 2026; and

●	on a further adjusted basis to give effect to the issuance and sale by us of $20,000,000 of shares of common stock at an assumed public offering price of $6.47 per share, which is equal to the last reported sale price of our common stock on the OTCID on September 22, 2026, and after deducting underwriting discounts, fees and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as our financial statements and related notes incorporated by reference in this prospectus. The information presented in the capitalization table has been adjusted to reflect the effect of this current offering.

	As of June 30, 2026

	Actual	As Adjusted for RSU Vesting	As Adjusted For Offering
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$2,688	$2,688	$20,476
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 5,000,000 shares authorized, 0 shares issued and outstanding	-	-	-
Common stock, par value $.01 per share; 100,000,000 shares authorized, and 200,000,000 as adjusted; 5,568,999 shares issued and 5,540,181 outstanding, actual; 6,045,457 shares issued and 5,900,295 outstanding, post-vesting; 9,136,647 issued and 8,991,485 outstanding, as adjusted to give effect to this offering	640	644	675
Additional paid-in capital	234,608	238,439	256,196
Accumulated deficit	(209,926)	(213,761)	(213,761)
Treasury stock, at cost (28,818, 145,162, and 145,162 shares)	(2,078)	(3,015)	(3,015)
Total stockholders’ equity	$23,244	$22,307	$40,095
Total capitalization	$23,244	$22,307	$40,095

The foregoing discussion and table above are based on 5,540,181 shares of common stock outstanding as of June 30, 2026, and excludes:

●	49,244 shares issuable under our 2019 Equity Incentive Plan (including 10,134 shares under the 2004 Stock Award and Incentive Plan) upon the exercise of outstanding stock options, with a weighted average exercise price of $36.49;
●	1,666 shares issuable under our 2019 Equity Incentive Plan upon the settlement of outstanding restricted stock units;
●	318,554 shares issuable under our 2026 Equity Incentive Plan upon the exercise of outstanding stock options with a weighted average exercise price of $10.10;
●	138,501 shares issuable under our 2026 Equity Incentive Plan upon the settlement of outstanding restricted stock units;
●	1,884 shares reserved for future issuance under the 2026 Equity Incentive Plan; and
●	200,000 shares reserved for future issuance under the 2026 Employee Stock Purchase Plan.

16

DILUTION

If you invest in our common stock, your interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

As of June 30, 2026, our net tangible book value was $23.2 million, or $4.20 per share of common stock, based on 5,540,181 shares of common stock outstanding as of June 30, 2026. Adjusted for the settlement of restricted stock units that vested on August 20, 2026, our net adjusted tangible book value was $3.78.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of $20,000,000 of common stock at an assumed public offering price per share of common stock of $6.47, which is equal to the last reported sale price of our common stock on the OTCID on September 22, 2026, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, and after giving effect to the issuance of 360,114 shares for the settlement of restricted stock units on August 20, 2026, our as adjusted net tangible book value as of June 30, 2026 would have been approximately $40.1 million, or approximately $4.46 per share. This represents an immediate increase in net tangible book value to existing stockholders of $0.68 per share and an immediate dilution in as adjusted net tangible book value of $2.01 per share of our common stock to the investors purchasing securities in this offering.

The following table illustrates this per share dilution to the new investors purchasing shares of common stock in this offering:

Assumed public offering price per share of common stock		$6.47
Historical net tangible book value (deficit) per share as of June 30, 2026	$4.20
Historical net tangible book value (deficit) per share as of June 30, 2026, as adjusted for the issuance of 360,114 shares for the settlement of restricted stock units on August 20, 2026	$3.78
Increase in net tangible book value per share attributable to investors purchasing in this offering	$0.68
As adjusted net tangible book value per share as of June 30, 2026 after this offering		$4.46
Dilution per share to investors purchasing in this offering		$2.01

Each $1.00 increase in the assumed public offering price of $6.47 per share, the last reported sale price of our common stock on the OTCID on September 22, 2026, would increase our as adjusted net tangible book value per share after this offering by $0.21 per share. Each $1.00 decrease in the assumed public offering price would decrease our as adjusted net tangible book value per share after this offering by $0.26 per share. For each $1.00 increase in the assumed public offering price, the dilution per share to new investors participating in this offering would be $2.80 per share, assuming that the dollar amount of common stock offered by us remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. For each $1.00 decrease in the assumed public offering price, the dilution per share to new investors participating in this offering would be $1.27, assuming that the dollar amount of common stock offered by us remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing discussion and tables above are based on 5,540,181 shares of common stock outstanding as of June 30, 2026, and excludes:

●	49,244 shares issuable under our 2019 Equity Incentive Plan (including 10,134 shares under the 2004 Stock Award and Incentive Plan) upon the exercise of outstanding stock options, with a weighted average exercise price of $36.49;
●	1,666 shares issuable under our 2019 Equity Incentive Plan upon the settlement of outstanding restricted stock units;
●	318,554 shares issuable under our 2026 Equity Incentive Plan upon the exercise of outstanding stock options with a weighted average exercise price of $10.10;
●	138,501 shares issuable under our 2026 Equity Incentive Plan upon the settlement of outstanding restricted stock units;
●	1,884 shares of common stock reserved for future issuance under the 2026 Equity Incentive Plan; and
●	200,000 shares of common stock reserved for future issuance under the 2026 Employee Stock Purchase Plan.

To the extent that any outstanding options or warrants are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional shares in the future, there may be further dilution to new investors participating in this offering.

17

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations with respect to the purchase, ownership and disposition of our common stock and is applicable only to holders who are receiving our shares of common stock being offered in this prospectus.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences described in this prospectus. We assume in this discussion that you hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances, nor does it address U.S. federal estate or gift taxes or any aspects of U.S. state, local or non-U.S. taxes.

This discussion does not address the special tax rules applicable to particular holders, such as tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, persons that hold our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, and certain U.S. expatriates.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner or partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our common stock.

YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

U.S. Holders

The discussion in this section is addressed to a holder of our common stock that is a U.S. holder. In general, a U.S. holder means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

●	an individual citizen or resident of the United States;

●	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

An individual is generally treated as a resident of the United States in any calendar year for United States federal income tax purposes if the individual is present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending on the last day of the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are generally taxed for U.S. federal income tax purposes as if they were United States citizens.

Distributions on Our Common Stock

Distributions, if any, on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of common stock, and, to the extent such excess exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below under “—Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock”.

Dividends received by individual U.S. holders of common stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes and certain holding period requirements are met. If an individual holder elects to treat the dividends as “investment income,” the reduced rate will not apply, but the investment income may be offset by certain investment expenses. Further, dividends recognized by individual holders could be subject to the 3.8% tax on net investment income.

Dividends received by corporate U.S. holders generally will be eligible for the dividends-received deduction.

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Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Upon any sale, exchange, redemption or other taxable disposition of our common stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized and the adjusted tax basis in such common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for our common stock is longer than one year. Long-term capital gains recognized by individual U.S. holders will be subject to tax at reduced rates. The deductibility of capital losses is subject to limitations. You are urged to consult your tax advisor with respect to applicable tax rates and netting rules for capital gains and losses. Further, gains recognized by individual U.S. holders could be subject to the 3.8% tax on net investment income.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of dividends on, and the proceeds of the sale of, our common stock. Backup withholding may apply to such payments if a U.S. holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 24%.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

The discussion in this section is addressed to a holder of our common stock that is a non-U.S. holder for U.S. federal income tax purposes. A non-U.S. holder means a beneficial owner of our common stock that is not a U.S. holder and is not a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Distributions on Our Common Stock

Distributions, if any, on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of common stock, and, to the extent such excess exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below under “—Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock”.

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence. Dividends that are treated as effectively connected with the holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the holder within the United States, are generally exempt from the 30% withholding tax if the holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. Additionally, any such effectively connected dividends received by a corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (potentially reduced under an applicable income tax treaty between the United States and the holder’s country of residence).

A non-U.S. holder who claims the benefit of an applicable income tax treaty between the United States and the holder’s country of residence will generally be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E or other appropriate form (or successor form) establishing the non-U.S. holder’s entitlement to the lower treaty rate with respect to such dividend payments. You are urged to consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

A non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax on any gain realized upon a sale, exchange or other taxable disposition of shares of our common stock unless:

●	the gain is effectively connected with the holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the holder in the United States, in which case, the holder will generally be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to U.S. persons and, in the case of a corporate non-U.S. holder may also be subject to an additional “branch profits tax” at a 30% rate (potentially reduced under an applicable income tax treaty between the United States and the holder’s country of residence);

●	the holder is an individual that is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case, the holder will generally be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S. source capital losses realized during the same taxable year, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

●	we are, or have been within the five years preceding the holder’s disposition of the common stock, a “United States real property holding corporation” as defined in the Code.

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We believe that we are not currently and will not become a “United States real property holding corporation.” However, no assurance can be given that we are not or will not become a “United States real property holding corporation” in the future, because the determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our foreign real property interests and any of our other assets used in a trade or business. In general, gain on the sale or other disposition of stock of a “United States real property holding corporation” that is “regularly traded” on an established securities market will be subject to U.S. federal income tax only in the case of a holder that owns more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our common stock should consult their tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of common stock. If a non-U.S. holder is subject to U.S. federal income tax pursuant to these rules, any gains on the sale or other disposition of such stock would be taxed on a net income basis at the graduated rates applicable to U.S. persons, and such holder would be required to file a U.S. tax return with respect to such gains.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. A non-U.S. holder will have to comply with specific certification procedures to establish that such holder is not a U.S. person, as defined for U.S. federal income tax purposes, in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock and certain other types of payments. The certification procedure required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well.

Information reporting and backup withholding will generally apply to the proceeds of a non-U.S. holder’s disposition of our common stock effected by or through the U.S. office of any broker, U.S. or foreign, unless the non-U.S. holder certifies their status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, dispositions effected through a non-U.S. office of a broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States will generally be subject to information reporting, unless you certify your status as a non-U.S. holder and satisfy certain other requirements, or otherwise establish an exemption. You should consult your tax advisor regarding the application of the information reporting and backup withholding rules to you. Copies of information returns may be made available to the tax authorities of the country in which you reside or are incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (“FATCA”)

FATCA imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Sections 1471 to 1474 of the Code generally impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes, under either an agreement with the United States Treasury or pursuant to an intergovernmental agreement between the jurisdiction in which it is a resident and the United States Treasury, to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner to the United States Treasury or (3) the foreign financial institution or non-financial foreign entity is exempt from these rules. Under certain circumstances, you may be eligible for refunds or credits of such taxes. Proposed Treasury Regulations, if finalized in their current form, would eliminate FATCA withholding on gross proceeds entirely. Taxpayers generally may rely on those proposed regulations until final Treasury Regulations are issued. You should consult your tax advisor regarding these requirements.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation and our Bylaws, which are attached as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information.”

General

As of September 22, 2026, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, of which 5,901,962 shares were issued and outstanding, held by approximately 180 stockholders of record and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding, reflecting the amendment of our Amended and Restated Certificate of Incorporation on August 20, 2026. The actual number of stockholders is greater than the number of stockholders of record and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. In addition, as of September 22, 2026 we had options to purchase 49,244 shares of common stock issued and outstanding at a weighted average exercise price of $36.49 (including 10,134 shares under the 2004 Stock Award and Incentive Plan) and 1,666 restricted stock units outstanding under our 2019 Equity Incentive Plan. On September 22, 2026, we had options to purchase 318,554 shares of common stock issued and outstanding with a weighted average exercise price of $10.10 and 138,501 restricted stock units outstanding under our 2026 Equity Incentive Plan. The authorized and unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our common stock.

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Common Stock

Voting rights.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Generally, in matters other than the election of directors, the affirmative vote of a majority of the votes cast authorizes such an action, except where Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation, or our bylaws prescribe a different percentage of votes or a different exercise of voting power. For the election of directors, directors are elected by a plurality of the votes cast.

Dividend rights.

Holders of our common stock are entitled to receive, as, when and if declared by our board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes, subject to any preferential dividend or other rights of any then outstanding preferred stock.

Rights upon liquidation.

Subject to the rights of holders of preferred stock, if any, in the event of any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding-up, if any, our remaining net assets will be distributed to the holders of shares of common stock and the holders of shares of any other class or series ranking equally with the shares of common stock upon such dissolution, liquidation or winding-up, equally on a per-share basis.

Other rights.

No preemptive, conversion, or other subscription rights apply to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. The voting, dividend and liquidation rights of the holders of our common stock are subject to and qualified by the rights of the holders of any then outstanding preferred stock.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more classes or one or more series of stock within any class and to designate the rights, preferences and privileges of each class or series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

●	restricting dividends on the common stock;
●	diluting the voting power of the common stock;
●	impairing the liquidation rights of the common stock; or
●	delaying or preventing a change in our control without further action by the stockholders.

There are currently no shares of preferred stock outstanding.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Board currently consists of five (5) directors.

The Company’s directors are to be elected annually and the Board is not classified.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the preferred stock.

Anti-takeover Effects of the Amended and Restated Certificate of Incorporation, Bylaws and Delaware Law

The Amended and Restated Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Bylaws could make the following more difficult:

●	the acquisition of us by means of a tender offer;
●	the acquisition of us by means of a proxy contest or otherwise; or
●	the removal of our incumbent officers and directors.

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These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms:

●	Stockholder meetings. Under our Amended and Restated Certificate of Incorporation, only the chairperson of our Board of Directors, our chief executive officer or the Board of Directors by majority vote may call special meetings of stockholders.
●	Preferred stock. Under our Amended and Restated Certificate of Incorporation, we are authorized to issue 5,000,000 shares of preferred stock, which could make it more difficult for a third party to acquire voting control of our Company.
●	Requirements for advance notification of stockholder proposals and director nominations. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
●	No action by written consent. Under our Amended and Restated Certificate of Incorporation, stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent.
●	No cumulative voting. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

In addition, Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

●	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or
●	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The restrictions described above also do not apply to specified business combinations with a person who is an “interested stockholder” prior to the time when the corporation’s common stock is listed on a national securities exchange, so these restrictions would not apply to a business combination with any person who is one of our stockholders prior to this offering.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

●	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and
●	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.

Limitations on Liability and Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation provides that no director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

Further, pursuant to the Amended and Restated Certificate of Incorporation, we are authorized to provide indemnification to our directors, officers and agents to the fullest extent permitted by applicable law and that any repeal or modification of the indemnification provisions therein shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under such provisions in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. In addition, we have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of our company or any of our subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations) incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation, whether formal or informal.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

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Exclusive Jurisdiction of Certain Actions

The Amended and Restated Certificate of Incorporation also provides that, unless the Company consents in writing to the selection of an alternative forum, (i) the Court of Chancery of the State of Delaware and any appellate court therefrom shall be the sole and exclusive forum for claims or causes of action under Delaware statutory or common law, and (ii) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Waiver of Corporate Opportunity Doctrine

The Amended and Restated Certificate of Incorporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for any officer of the Company or any member of the Board.

Transfer Agent

The transfer agent for our common stock is Equiniti Trust Company, LLC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of September 22, 2026, the number of shares of our common stock beneficially owned by: (i) each stockholder who is known by us to own beneficially in excess of 5% of our outstanding common stock; (ii) each of our current directors and director nominees; (iii) each of our current named executive officers, and (iv) all current directors and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of common stock owned by them and all information with respect to beneficial ownership has been furnished to us by the respective stockholder. Except as otherwise indicated, the address of the persons listed below is c/o Interpace Biosciences, Inc., 2001 Route 46 Waterview Plaza, Suite 310, Parsippany, New Jersey 07054. The percentage of beneficial ownership is based on 5,901,962 shares of common stock outstanding as of September 22, 2026.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
5% Holders:
Ampersand 2018 Limited Partnership(2)	2,772,278	(3)	46.97%
1315 Capital II, L.P.(4)	1,881,189	(5)	31.87%
Executive officers and directors:
Thomas W. Burnell (6)	293,356	(9)	4.97%
Christopher McCarthy (7)	65,260	(10)	1.11%
Vijay Aggarwal (8)	5,600	(11)	*
Joseph Keegan (8)	6,936	(12)	*
Fortunato Ron Rocca (8)	5,600	(11)	*
Stephen J. Sullivan (8)	7,256	(13)	*
All executive officers and directors as a group (6 persons)	384,008	(9)(10)(11)(12)(13)	6.48%

*	Represents beneficial ownership of less than 1% of our outstanding common stock

(1)	Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we include shares underlying common stock derivatives, such as stock options and RSUs that a person has the right to acquire within 60 days of September 22, 2026. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The reported address of Ampersand is One Post Office Square, Suite 2900, Boston, MA 02109.
(3)	This information is based solely on a Form 4 filed with the SEC on February 4, 2026 by Ampersand. Ampersand reported ownership of 2,772,278 shares of common stock as adjusted for the Company’s Reverse Split on August 27, 2026.
(4)	The reported address of 1315 Capital is 3025 John F Kennedy Boulevard, Suite 730, Philadelphia, PA 19104.
(5)	This information is based solely on a Form 4 filed with the SEC on February 17, 2026 by 1315 Capital. 1315 Capital reported ownership of 1,881,189 shares of common stock as adjusted for the Company’s Reverse Split on August 27, 2026.
(6)	Currently serves as our President and Chief Executive Officer and as Chairman of the Board.
(7)	Currently serves as our Chief Financial Officer and Chief Operating Officer.
(8)	Currently serves as a member of the Board.
(9)	Includes 2,171 shares owned by Mr. Burnell’s spouse. Mr. Burnell disclaims beneficial ownership of these shares.
(10)	Includes 500 shares issuable pursuant to stock options exercisable within 60 days of September 22, 2026.
(11)	Includes 5,600 shares issuable pursuant to stock options exercisable within 60 days of September 22, 2026.
(12)	Includes 6,584 shares issuable pursuant to stock options exercisable within 60 days of September 22, 2026.
(13)	Includes 6,764 shares issuable pursuant to stock options exercisable within 60 days of September 22, 2026.

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UNDERWRITING

We are offering the $20,000,000 of common stock described in this prospectus through the underwriter listed below, with whom we intend to enter into an underwriting agreement. Lake Street Capital Markets, LLC is acting as the sole bookrunning manager for this offering. The underwriter has agreed to buy, subject to the terms and conditions of the underwriting agreement, the number of shares of common stock listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
Lake Street Capital Markets, LLC
Total

The underwriter has advised us that it proposes to offer the shares of common stock to the public at a price of $          per share. The underwriter proposes to offer the shares of common stock to certain dealers at the same price, less a concession of not more than $          per share. After the offering, these figures may be changed by the underwriter.

The shares sold in this offering are expected to be ready for delivery on or about          , 2026, against payment in immediately available funds. The underwriter may reject all or part of any order.

We have granted to the underwriter an option to purchase up to an additional $3,000,000 of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option in whole or in part at any time during the 30-day period after the date of this prospectus. To the extent the underwriter exercises the option, the underwriter will become obligated, subject to certain conditions, to purchase the shares for which it exercised the option.

Discounts, Commissions and Expenses

The underwriter proposes to offer to the public shares of common stock purchased pursuant to the underwriting agreement at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $          per share. In connection with the sale of the common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be 6.0% of the gross proceeds of this offering, or $          per share of common stock, based on the assumed public offering price per share set forth on the cover page of this prospectus.

The table below summarizes the underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $175,000 of the fees and expenses of the underwriter, which may include the fees and expenses of counsel to the underwriter. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount and reimbursable expenses the underwriter will receive were determined through arms’-length negotiations between us and the underwriter.

	Per Share	Total with no Over- Allotment	Total with Over- Allotment
Price to the public:	$	$	$
Underwriting discount to be paid by us	$	$	$
Proceeds, before expenses, to us:	$	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $1,000,000. This includes $175,000 of the fees and expenses of the underwriter. These expenses are payable by us.

We also have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

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Lock-Up Agreements

We will agree not to (i) offer, pledge, sell, contract to sell, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock; or (iii) file any registration statement, other than a registration statement on Form S-8, with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of the underwriter, for a period of 90 days following the date of this prospectus, (the “Lock-up Period”). This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of shares of our common stock sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of outstanding options and the vesting of restricted stock awards or units, (iii) the issuance of employee stock options not exercisable during the Lock-up Period and the grant, redemption or forfeiture of restricted stock awards or restricted stock units pursuant to our equity incentive plans or as new employee inducement grants and (iv) the issuance of common stock or warrants to purchase common stock in connection with mergers or acquisitions.

In addition, each of our directors, executive officers and our two largest stockholders will enter into a lock-up agreement with the underwriter. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, pledge, enter into any hedging, swap or other agreement or transaction, including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery, cash or otherwise, make any demand for or exercise any right with respect to the registration of any shares of our common stock, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of the underwriter, for a period of 90 days from the closing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for (i) one or more bona fide gift transfers of securities to immediate family members who agree to be bound by these restrictions and (ii) transfers of securities to one or more trusts for bona fide estate planning purposes. If the underwriter permits the sale of any shares of common stock subject to a lock-up agreement, every other party subject to a lock-up agreement will be permitted to sell a proportionate amount of shares of common stock.

Determination of Offering Price

The actual offering price of the securities will be negotiated between us and the underwriter based on the trading of our shares of common stock prior to the offering, among other things. Other factors to be considered in determining the public offering price of the securities we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

We offer no assurances that the public offering price will correspond to the price at which the shares of common stock will trade in the public market subsequent to the offering or that an active trading market for the shares of common stock will continue after the offering.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may create a short position in our common stock for its own accounts by selling more shares of common stock than we have sold to such underwriter. The underwriter may close out any short position by purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter and selling group members may also engage in passive market making transactions in our common stock on Nasdaq. Passive market making consists of displaying bids on Nasdaq limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Listing

Our common stock is currently quoted on the OTCID under the symbol “IDXG” (“IDXGD” for 20 trading days from and including the date of the Reverse Split). In connection with this offering, we have applied to list our common stock on Nasdaq under the symbol “IDXG”.

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Other Relationships

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter may in the future receive customary fees and commissions for these transactions.

In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriter may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by the underwriter. Other than the prospectus in electronic format, the information on the websites of the underwriter is not part of this prospectus.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by McDermott Will & Schulte LLP, New York, New York. Faegre Drinker Biddle & Reath LLP is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated balance sheets of Interpace Biosciences, Inc. and Subsidiaries as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated by reference. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at www.sec.gov.

Our website address is www.interpace.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits, including any documents incorporated by reference into the registration statement or this prospectus. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus forms a part. Each of these statements is qualified in all respects by this reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

●	Our Annual Report on Form 10-K for the fiscal year December 31, 2025 filed with the SEC on March 30, 2026, as amended on April 30, 2026.

●	Our Quarterly Reports on Form 10-Q for the three month period ended March 31, 2026 filed with the SEC on May 12, 2026 and for the three month period ended June 30, 2026 filed with the SEC on August 10, 2026.

●	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 7, 2026.

●	Our Current Reports on Forms 8-K, as applicable (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on August 21, 2026 (as amended on August 26, 2026) and August 27, 2026.

●	The description of our shares of common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K filed with the Commission on April 1, 2021, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Interpace Biosciences, Inc., 2001 Route 46 Waterview Plaza, Suite 310, Parsippany, New Jersey 07054, c/o Investor Relations, telephone: 412-224-6100 ext. 6705. You may also access these documents on our website at www.interpace.com.

Information on our website, including subsections, pages, or other subdivisions of our website, or any website linked to by content on our website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the listing fee for the Nasdaq Capital Market.

Amount
SEC registration fee	$3,176.30
FINRA filing fee	$3,950.00
Legal fees and expenses	$925,000.00
Accounting fees and expenses	$50,000
Miscellaneous	$25,000
Exchange Listing fee	$5,000
Total	$1,012,126.30

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director or officer, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the Delaware General Corporation Law (regarding liability of directors for unlawful dividends and stock purchases); or
●	any transaction from which the director or officer derived an improper personal benefit.

In addition, the exculpation provision of the Amended and Restated Certificate of Incorporation would not shield officers from liability for claims brought by or in the right of the corporation, such as derivative claims.

The Registrant has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the Registrant of certain expenses and costs under certain circumstances. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s Amended and Restated Certificate of Incorporation and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

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The Registrant has directors’ and officers’ liability insurance for securities matters.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Exhibit No.	Description

1.1**	Form of Underwriting Agreement by and between Interpace Biosciences, Inc. and Lake Street Capital Markets, LLC (filed herewith).
2.1	Asset Purchase Agreement, dated August 13, 2014, by and between Interpace Diagnostics, LLC and Asuragen, Inc., incorporated by reference to Exhibit 2.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC on November 5, 2014.
3.1	Amended and Restated Bylaws of Interpace Biosciences, Inc., incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on November 14, 2019.
3.2	Amended and Restated Certificate of Incorporation, dated August 20, 2026 (filed herewith).
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated August 25, 2026 (filed herewith).
4.1	Description of Securities, incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K, filed with the SEC on April 1, 2021.
4.2	Specimen Certificate Representing the Common Stock, incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-3 (File No. 333-227728), filed with the SEC on October 5, 2018.
5.1	Opinion of McDermott Will & Schulte LLP (filed herewith).
10.1*	Amended and Restated 2004 Stock Award and Incentive Plan, incorporated by reference to Annex A of the Company’s definitive proxy statement, filed with the SEC on August 14, 2017.
10.2*	Form of Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 15, 2018.
10.3*	Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 15, 2018.
10.4*	Interpace Diagnostics Group, Inc. 2019 Equity Incentive Plan, incorporated by reference to Exhibit 4.1 of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 14, 2019.
10.5*	Amendment to the Interpace Biosciences, Inc. 2019 Equity Incentive Plan, incorporated by reference to Exhibit 10.8 of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on June 26, 2020.
10.6*	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the 2019 Equity Incentive Plan, incorporated by reference to Exhibit 4.3 of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 14, 2019.
10.7*	Form of Interpace Biosciences, Inc. 2019 Equity Incentive Plan Restricted Stock Unit And Restricted Stock Unit Agreement, incorporated by reference to Exhibit 10.9 of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on June 26, 2020.
10.8*	Form of Stock Option Grant Notice and Stock Option Agreement under the 2019 Equity Incentive Plan, incorporated by reference to Exhibit 4.4 of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 14, 2019.
10.9*	Incentive Stock Option Agreement between Interpace Diagnostics Group, Inc. and Jack E. Stover, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on October 20, 2016.
10.10*	Employment Agreement, dated November 23, 2020, between Thomas W. Burnell and Interpace Biosciences, Inc., incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 25, 2020.

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10.11*	Employment Agreement, dated July 24, 2023, between Christopher McCarthy and Interpace Biosciences, Inc., incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on August 2, 2023.
10.12*	Form of Indemnification Agreement by and between Interpace Diagnostics Group, Inc. and its directors and executive officers, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on August 8, 2016.
10.13*	Form of Indemnification Agreement by and between Interpace Biosciences, Inc. and Indemnitee, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the SEC on January 17, 2020.
10.14*	2026 Employee Stock Purchase Plan, incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8, filed with the SEC on September 17, 2026.
10.15*	Agreement, dated January 21, 2022, between Dr. Vijay Aggarwal and Interpace Biosciences, Inc., incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on January 27, 2022.
10.16	Lease Agreement, dated March 31, 2017, by and between Saddle Lane Realty, LLC and the Company, incorporated by reference to Exhibit 10.53 of the Company’s Registration Statement on Form S-1 (333-218140), as amended on June 13, 2017.
10.17	First Amendment, dated September 26, 2017, by and between Saddle Lane Realty, LLC and Interpace Diagnostics Corporation, incorporated by reference to Exhibit 10.36 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on April 22, 2020, as amended from time to time.
10.18	Amendment No. 2 to Lease, dated March 15, 2018, between Saddle Lane Realty, LLC and Interpace Diagnostics Corporation, incorporated by reference to Exhibit 10.45 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 23, 2018.
10.19	Fourth Lease Amendment by and between Interpace Biosciences, Inc. and Saddle Lane Realty, LLC, dated as of October 31, 2022, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 4, 2022.
10.20*	Amendment to the Interpace Biosciences, Inc. 2019 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 15, 2022.
10.21	Amended and Restated Investor Rights Agreement, dated as of October 10, 2024, by and among Interpace Biosciences, Inc., 1315 Capital II, L.P. and Ampersand 2018 Limited Partnership, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the SEC on October 15, 2024.
10.22*	2026 Equity Incentive Plan, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8, filed with the SEC on September 17, 2026.
10.23*	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the 2026 Equity Incentive Plan, incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8, filed with the SEC on September 17, 2026.
10.24*	Form of Stock Option Grant Notice and Stock Option Agreement under the 2026 Equity Incentive Plan, incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8, filed with the SEC on September 17, 2026.
21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on April 22, 2020, as amended from time to time.
23.1	Consent of EisnerAmper, LLP (filed herewith).
23.2	Consent of McDermott Will & Schulte LLP (included in Exhibit 5.1 filed herewith).
24.1	Power of Attorney (included on the signature page hereto).
101 INS	Inline XBRL Instance Document
101 SCH	Inline XBRL Taxonomy Extension Schema Document
101 CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101 DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101 LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101 PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibits 101)
107	Filing Fee Table (filed herewith).

*	Denotes compensatory plan, compensation arrangement or management contract.
**	Certain schedules, exhibits and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain information material to an investment decision that is not otherwise disclosed in the exhibit or the registration statement. The registrant agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the SEC upon request.

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Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on September 24, 2026.

INTERPACE BIOSCIENCES, INC.

By:	/s/ Thomas W. Burnell
Thomas W. Burnell President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas W. Burnell and Christopher McCarthy, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas W. Burnell	President, Chief Executive Officer and Director	September 24, 2026
Thomas W. Burnell	(Principal Executive Officer)

/s/ Christopher McCarthy	Chief Financial Officer and Chief Operating Officer	September 24, 2026
Christopher McCarthy	(Principal Financial and Accounting Officer)

/s/ Vijay Aggarwal	Director	September 24, 2026
Vijay Aggarwal

/s/ Stephen J. Sullivan	Director	September 24, 2026
Stephen J. Sullivan

/s/ Joseph Keegan	Director	September 24, 2026
Joseph Keegan

/s/ Fortunato Ron Rocca	Director	September 24, 2026
Fortunato Ron Rocca

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